Exhibit 99.1

Genworth Financial Announces Preliminary Charges For The Third Quarter

$400 To $450 Million Pre-Tax Increase To Long Term Care Insurance (LTC) Claim Reserves Under U.S. GAAP

$275 To $325 Million Non-Cash Tax Charges

Richmond, VA (October 23, 2016) – Genworth Financial, Inc. (NYSE: GNW) today announced preliminary charges for the third quarter of 2016. During the quarter, the company completed its annual review of assumptions and methodologies related to its LTC claim reserves. Based on this review, which included an additional year of claims experience since the last annual review in the third quarter of 2015, the company updated several assumptions and methodologies related to LTC claim reserves. The updates included the following:

•	Reflected differences in claim termination rate assumptions between product types and daily benefit amounts;

•	Reduced claim termination rate assumptions for longer duration claims for certain product types;

•	Modestly refined utilization rate assumptions; and

•	Refined methodology primarily related to the calculation of incurred but not reported reserves to better reflect the aging of the block.

As a result of this review, the company expects to increase LTC claim reserves by approximately $400 to $450 million pre-tax resulting in an after-tax charge to earnings of $260 to $300 million for the third quarter. These results are currently being reviewed both internally and by a third party actuarial firm. The final results will be released in conjunction with the company’s release of its third quarter results.

Additionally, the company anticipates the updated claim reserves assumptions will impact our margins. The company expects that future rate action plans and other management actions will help mitigate the anticipated impact. The net impact on margins is not known at this time, as the analysis and work will be completed in the fourth quarter.

In light of the company’s latest financial projections, including the projected impact to current and future earnings associated with higher expected claim costs in LTC and sustained low interest rates, the company also expects to record a non-cash charge of $275 to $325 million primarily related to deferred tax assets that are not expected to be utilized before their expiration.

Separately, China Oceanwide Holdings Group Co., Ltd. (“China Oceanwide”) and Genworth today announced that they have entered into a definitive agreement under which China Oceanwide has agreed to acquire all of the outstanding shares of Genworth for a total transaction value of approximately $2.7 billion, or $5.43 per share in cash, subject to approval by Genworth’s stockholders as well as other closing conditions, including the receipt of required regulatory approvals.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call

Genworth will conduct a 30-minute conference call on November 4, 2016 at 8 a.m. (ET) to discuss the quarter’s financial results. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # is 3198608. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through November 18, 2016 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 3198608. The webcast will also be archived on the company’s website.

Cautionary Note Regarding Forward-Looking Statements

Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” “may,” or words of similar meaning and include, but are not limited to, statements contained herein regarding estimated reserve charges, the impact of the updated claim reserves assumptions on our margins, plans to seek further rate actions or other management actions and the mitigating impact of such plans or actions, the net impact on margins following our fourth quarter review, and the proposed transaction with China Oceanwide.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to a number of factors, risks and uncertainties, including, but not limited to additional information obtained in finalizing our third and fourth quarter reviews or changes to our estimates, assumptions or methodologies that materially affect the estimated charges or the impact on margins; the magnitude of impact of the updated claim reserves assumptions on our margins and our ability to offset this impact with future rate or other management actions, including limits on our ability to include future expected rate actions in our fourth quarter active life margins review; the ability to receive required regulatory approvals in connection with any future rate or other management actions; satisfying the closing conditions to China Oceanwide’s proposed acquisition of Genworth in the anticipated time frame or at all, including failure to obtain applicable regulatory approvals or stockholder approval or to satisfy other closing conditions for the proposed acquisition; the impact on our liquidity, financial strength ratings, credit and counterparties, our operations and our products; other global political, economic, business, competitive, market and regulatory factors, risks and uncertainties; and the items identified under “Part I—Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 26, 2016.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Contact Information:

Investors:	David Rosenbaum, 804 662.2643

david.rosenbaum@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com